Exhibit 16.1

May 21, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Dex One Corporation and subsidiaries (the Company) and, under the date of March 18, 2013, we reported on the consolidated financial statements of Dex One Corporation and subsidiaries as of and for the years ended December 31, 2012 and 2011and the effectiveness of internal control over financial reporting as of December 31, 2012. On May 15, 2013, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 21, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with: 1) the Company’s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting and, 2) the Company’s statement that the change was approved by the Audit and Finance Committee of the Board of Directors.

Very truly yours,

/s/KPMG LLP